SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) August 3, 2005
aaiPharma Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21185	04-2687849

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
2320 Scientific Park Drive
Wilmington, North Carolina 28405

(Address of Principal Executive Offices)
(Zip Code)
(910) 254-7000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former name or former address, if changed from last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 3, 2005, the Compensation Committee of the Board of Directors of aaiPharma Inc. (the “Company”) adopted the aaiPharma Inc. Key Employee Retention Plan and Severance Plan (the “Employee Retention Plan”) to provide retention and incentive payments and severance to employees associated with the Company’s Pharmaceuticals Division and certain other employees. On July 18, 2005, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an order approving the Employee Retention Plan, which had been modified from the original version of the plan filed with the Bankruptcy Court on June 28, 2005.
     On August 3, 2005, awards were made under the Employee Retention Plan to employees associated with the Pharmaceuticals Division, including Timothy R. Wright and Michael W. George, two employees listed in the Company’s summary compensation table presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Employee Retention Plan provides that if these employees were active employees of the Company on the date that the Company sold all or substantially all of the assets of the Pharmaceuticals Division they will be eligible to receive a cash bonus payment. The Employee Retention Plan also contemplates incentive bonus payments to certain of these employees if the sale of the assets of the Pharmaceuticals Division was completed at a price that was at least $3.5 million higher than the purchase price set forth in the Asset Purchase Agreement dated May 6, 2005 between the Company, its subsidiary, aaiPharma LLC, and Xanodyne Pharmaceuticals, Inc. (the “Initial Agreement”). These retention and incentive bonus payments are payable if the employee continues to provide services at the Company’s request for 45 days after the completion of the sale and are to be paid 45 days after the completion of the sale, or if later, the effective date of the employee’s execution of a general release of claims in the form provided by the Company. In addition, in the event that employment is terminated by the Company without cause before the 45th day after the completion of a sale of the assets of the Pharmaceuticals Division and the Company or the purchaser of the assets of the Pharmaceuticals Division does not offer employment at an annual base salary that is at least 90% of the employee’s prior annual base salary, the plan provides for a lump sum severance payment equal to eight weeks of these employee’s base salary.
     The following table sets forth the amount of the retention and incentive bonus awards to Messrs. Wright and George:

	Retention Bonus		Incentive Bonus
	Percent of		Percent of
Employee	Base Salary	Amount	Base Salary	Amount
Timothy R. Wright	35%	$159,600	15%	$68,400
Michael W. George	10%	$25,000	—	—

     On July 25, 2005, the Company completed the sale or license of substantially all of the assets of the Pharmaceuticals Division at a price greater than $3.5 million above the purchase price set forth in the Initial Agreement. Messrs. Wright and George were employed by the Company of the date of the sale.
     The Employee Retention Plan also delegates to the Company’s Chief Executive Officer or his designee the authority to make awards to employees, other than the employees receiving awards on August 3, 2005, who are determined to be critical to achieving the consummation of the plan of reorganization if the aggregate amount of awards to all participants is no greater than $400,000. A portion of such an award is to be paid prior to the date the plan of reorganization is completed (the “Emergence Date”), if the employee is actively employed on such date, which portion must be repaid to the Company if the employee terminates employment with the Company prior to the Emergence Date, and a portion of such an award is to paid on the Emergence Date, or, if later, five days after the effective date of the employee’s execution of a general release of claims in the form provided by the Company, if the employee is actively employed on the Emergence Date.
     The Employee Retention Plan is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The description of the Employee Retention Plan contained herein is qualified in its entirety by the terms of the Employee Retention Plan.
Item 2.02. Results of Operations and Financial Condition.
     On August 9, 2005, the Company filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 (the “Form 12b-25”) with respect to its Quarterly Report on Form 10-Q for the period ended June 30, 2005. In Part IV of the Form 12b-25, the Company reported that it anticipates that it will report a net loss of approximately $17,121,000 for the three months ended June 30, 2005, compared to net income of $7,218,000 for the three months ended June 30, 2004, and a net loss of approximately $27,710,000 for the six months ended June 30, 2005, compared to a net loss of $42,354,000 for the six months ended June 30, 2004. The Company incorporates by reference herein Part IV of the Form 12b-25.
Item 9.01. Financial Statements and Exhibits.
     (c)      Exhibits

Exhibit 10.1	aaiPharma Inc. Key Employee Retention Plan and Severance Plan

Exhibit 99.1	Part IV of the Notice of Late Filing on Form 12b-25 of aaiPharma Inc. with respect to its Quarterly Report on Form 10-Q for the period ended June 30, 2005, incorporated by reference to such Notification of Late Filing filed on August 9, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2005

aaiPharma Inc.

	By:	/s/ Matthew E. Czajkowski

Matthew E. Czajkowski, Chief Administrative Officer and Chief Financial Officer

Exhibit Index

Exhibit	Description

Exhibit 10.1	aaiPharma Inc. Key Employee Retention Plan and Severance Plan

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